Exhibit 3.2

CERTIFICATE OF THIRD AMENDMENT TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

JAGUAR HEALTH, INC.

Jaguar Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.                                      The name of the Corporation is Jaguar Health, Inc.  The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 6, 2013, under the name Jaguar Animal Health, Inc.

2.                                      This Certificate of Third Amendment to the Third Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Third Amended and Restated Certificate of Incorporation.

3.                                      The amendment to the existing Third Amended and Restated Certificate of Incorporation being effected hereby is as follows:

a.                                      Delete the first paragraph of Article IV in its entirety and substitute in its place the following:

“The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of (i) One Hundred Fifty Million (150,000,000) shares of common stock, $0.0001 par value per share (“Common Stock”), (ii) Fifty Million (50,000,000) shares of convertible non-voting common stock, $0.0001 par value per share (“Non-Voting Common Stock”), and (iii) Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

4.                                      This Certificate of Third Amendment to the Third Amended and Restated Certificate of Incorporation shall be effective at 5:01 p.m., Eastern Time, on June 1, 2018.

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IN WITNESS WHEREOF, Jaguar Health, Inc. has caused this Certificate of Third Amendment to the Third Amended and Restated Certificate of Incorporation to be signed by Lisa A. Conte, its Chief Executive Officer, this 1st day of June, 2018.

JAGUAR HEALTH, INC.
A Delaware corporation

By:	/s/ Lisa A. Conte
	Name:	Lisa A. Conte
	Title:	Chief Executive Officer